EXHIBIT 99.1

ZAP and Jonway Auto Realigns Resource to Boost EV Production to Target Production Volume of 30,000 EVs by June 2015 to Address China EV Demand

SANTA ROSA, Calif. (August 12th, 2014) - ZAP (ZAAP), an Electric Vehicle (EV) automotive company incorporated in California and headquartered in Santa Rosa, California, and its subsidiary Jonway Auto are realigning its resources to support volume production of their EV product line by putting in three parallel EV production lines in their manufacturing plant in Zhejiang Province.  Two of the new EV production lines are already in full operation producing the Urbee, a city neighborhood vehicle that has drawn orders from multiple large dealerships in China, resulting in backlog over the next year of over 25,000 vehicles.  The additional third new EV production line being put in place will switch from producing gasoline versions of SUV and Minivans, to supporting full electric vehicle models of the SUV and Minivan by 4th quarter of 2014.  As Jonway Auto transitions from their prior focus of the gasoline vehicle business to focusing on electric vehicles as its mainstream business going forward, its current team of manufacturing engineers, technicians and managers are being retrained to expand their expertise to do mass production of EVs.

Jonway Auto is authorized by the Chinese government through Jonway Group’s separate licensing entity in Hangzhou to do auto manufacturing and has the formal auto manufacturing and sales license to get the type approval for both the SUV and Minivan models for highway speed EV products.  With this license and the type approvals, the electric vehicle purchases are eligible for full EV rebate incentives offered by the Central and local governments.  Recent announcements confirmed that the rebate incentives will continue through to the year 2020, with additional exemptions of registration fees and sales and consumer taxes for EVs.  This recent announcement also declared that 30% of the government new vehicles have to be Chinese Auto manufacturer’s EVs, and when pollution indices exceed the allowed levels for the major cities, government gasoline vehicles are banned from being on the road while the pollution indices are exceeded.  These economic and regulatory factors are driving government organizations to purchase full electric vehicles.

ZAP Jonway Auto’s  SUV  can go up to 135km/hour (over 80 mph) with a range of over 200km (over 124 miles), and the minivan which has a lighter body, is engineered to reach a peak speed of over 120km/hour (75mph) and a range of over 250km (150miles) for the lithium battery versions.  With the Chinese government rebates that are offered by both the central government and the local governments in major cities, the EV SUV and the EV minivan could be bought at a lower cost than the gasoline versions for the same models.  These two EVs are the flagship products of ZAP and Jonway Auto.  Currently Jonway Auto and ZAP’s Hangzhou JV are both working on several government fleet opportunities for the EV minivan, aiming at city delivery fleets, and focusing initially on a few cities like Tianjin, Ningbo and Hangzhou.  They are also working on orders for EV SUVs delivered for government organizations to replace the vehicles that their drivers use to drive around in the cities.

The minivan also comes in a lower cost lead acid model which is ideally suited for city delivery vans and has a lower range of 130 km (80 miles) with a peak speed of 100kph (62mph), and competitively priced.  This is targeting international markets where there is no rebate available, but due to the competitive pricing, is well positioned for many of the SE Asian countries as well as Eastern European countries.

The Urbee was recently DOT approved for the US under NEV/LSV and is also already EU type approved for the European markets, under L6 category.  The attractive lower price of the Urbee which is lead acid, will be suitable for city commuting because of the ease of parking and compactness.  The range of the Urbee is over 160km (100miles) and for the L6 and DOT type approved versions, the speed is locked at 45kph (28mph) even though it is capable of peak speed of 70kph (43.5mph).  This product, although focused at the lower price sector, could deliver the volume for Jonway Auto over the next year that could provide Jonway Auto’s plant the production volume that they need to drive costs down for all of its other EV products, and absorb the overhead costs.

About ZAP and Jonway Auto

ZAP and Jonway Auto designs and manufactures quality, affordable new energy and electric vehicles (EVs).  Jonway Automobile has ISO 9000 manufacturing facilities, engineering, sales and customer services facilities in China, Jonway has production capacity of up to 50,000 vehicles per year, and has established sales distribution network in China. ZAP, an early pioneer of EVs, brings to both companies a broad range of EV product technologies. ZAP is headquartered in Santa Rosa, California and Jonway Auto is located in Zhejiang Province of the People's Republic of China. Additional information about ZAP Jonway is available at http://www.zapworld.com.

This press release contains certain forward-looking statements is defined in the Private Securities Litigation Reform Act of 1995.  The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” and similar expressions that may tend to suggest a future event or outcome are not guarantees of performance, which cannot be predicted or anticipated.  These forward-looking statements are based largely on expectations and are subject to a number of risks and uncertainties, many of which are beyond the control of the Company.  Actual results could differ materially from these forward-looking statements.

Contact: Michael Ringstad
Mringstad@zapworld.com
707-525-8658x104